As filed with the Securities and Exchange Commission on January 18, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELANETIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

77-0622733
(I.R.S. Employer Identification Number)

11201 SE 8th Street, Suite 200 Bellevue, Washington	98004
(Address of Principal Executive Office)	(Zip Code)

2005 Equity Incentive Plan (as Amended and Restated)
(Full title of plan)

Mike Liles, Jr., Esq.
Karr Tuttle Campbell PS
1201 Third Avenue, Suite 2900
Seattle, WA 98101
(Name and Address of Agent For Service)

(206) 223-1313
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	140,000	(2)	$18.32	(3)	$2,564,800	$349.84

(1) (2)
In accordance with Rule 416, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Amended and Restated 2005 Equity Incentive Plan (the “Plan”) by reason of any stock splits, stock dividends, or similar transactions, as required by the Plan.  The share totals in this column reflect a 1-for-75 reverse stock split on May 31, 2011.

This Registration Statement registers 140,000 additional shares of Telanetix, Inc.’s (the “Registrant”) common stock for issuance under the Plan.

(3)
Estimate solely for the purpose of calculating the amount of the registration fee pursuant Rule 457(h).  For the 140,000 shares of common stock reserved for issuance upon the exercise of outstanding awards under the Plan, the Proposed Maximum Offering Price Per Share is $18.32 per share, which is the weighted average exercise price of the awards granted under the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, for the purpose of registering 140,000 additional shares of Common Stock of the Registrant (taking into account the 1-for-75 reverse stock split on May 31, 2011) to be issued in satisfaction of awards granted pursuant to the Plan.  The contents of the Registrant’s previously filed Registration Statement on Form S-8, (File No. 333-144611), as filed with the Securities and Exchange Commission on July 16, 2007, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof or otherwise, are hereby incorporated by reference in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant, are incorporated herein by reference:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 26, 2012;

(b)
The Registrant's Current Report on Form 8-K filed with the Commission on each of (i) February 28, 2012, (ii) March 15, 2012, (iii) May 3, 2012, (iv) August 9, 2012, (v) October 25, 2012, and (vi) December 18, 2012; Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 14, 2012; Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Commission on August 10, 2012; and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the Commission on October 30, 2012; and

(c)	The description of the Registrant's common stock, which is contained in the Registration Statement on Form 8-A (File No. 000-51995) filed with the Commission on May 11, 2006.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interest of Named Experts and Counsel

Not applicable.

Item 6.     Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant's certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors' duty of loyalty to us or the Registrant's stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit  The Registrant's bylaws provide that the Registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.  Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that having these provisions in its certificate of incorporation and bylaws is necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.     Exemption from Registration Claimed

Not Applicable.

Item 8.     Exhibits

Exhibit No.	Description
4.1 5.1	Telanetix, Inc. 2005 Equity Incentive Plan, as amended and restated (1) Opinion of Counsel of Karr Tuttle Campbell P.S.
23.1	Consent of Independent Registered Public Accounting Firm, Grant Thornton, L.L.P.
23.2	Consent of Karr Tuttle Campbell P.S. (filed as part of exhibit 5.1)
24.1	Power of Attorney (see signature page of this registration statement)
(1) Incorporated herein by reference to the Registrant's Form 10-Q filed on August 12, 2009

Item 9.     Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on January 18, 2013.

TELANETIX, INC.

By:	/s/ Douglas N. Johnson
Douglas N. Johnson
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Telanetix, Inc. hereby severally constitute and appoint Douglas N. Johnson, acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Douglas N. Johnson Douglas N. Johnson	Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2013
/s/ Paul C. Bogonis Paul C. Bogonis	Chief Financial Officer (Principal Accounting and Financial Officer)	January 18, 2013
/s/ Steven J. Davis Steven J. Davis	Director	January 18, 2013
/s/ Martin Hale, Jr. Martin Hale, Jr.	Director	January 18, 2013
/s/ David A. Rane David A. Rane	Director	January 18, 2013
/s/ Charles Hale Charles Hale	Director	January 18, 2013

Exhibit Index

Exhibit No.	Description
4.1 5.1	Telanetix, Inc. 2005 Equity Incentive Plan, as amended and restated (1) Opinion of Counsel of Karr Tuttle Campbell P.S.
23.1	Consent of Independent Registered Public Accounting Firm, Grant Thornton, L.L.P.
23.2	Consent of Karr Tuttle Campbell P.S. (filed as part of exhibit 5.1)
24.1	Power of Attorney (see signature page of this registration statement)
(1) Incorporated herein by reference to the Registrant's Form 10-Q filed on August 12, 2009